PENN SERIES FUNDS, INC.

AMENDMENT TO AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and entered into on this 1st day of June 2024, by and between Penn Mutual Asset Management, LLC (the “Adviser”) and Goldman Sachs Asset Management L.P. (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Adviser and the Sub-Adviser are parties to an Amended and Restated Investment Sub-Advisory Agreement, dated October 1, 2019, as amended November 13, 2023 (the “Agreement”), relating to the Small Cap Value Fund and SMID Cap Growth Fund (each, a “Fund” and together, the “Funds”), each a separate series of Penn Series Funds, Inc. (the “Company”);

WHEREAS, the parties wish to amend the Agreement to modify the investment sub-advisory fee rates payable to the Sub-Adviser pursuant to Section 3 of the Agreement with respect to the Funds, as set forth in this Amendment; and

WHEREAS, the parties agree that this Amendment, including the modified sub-advisory fee rates set forth herein will be effective June 1, 2024.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1. Section 3 of the Agreement is deleted in its entirety and replaced with the following:

A. Payment of Fee. For the services Sub-Adviser renders to Penn Series under this Agreement, Adviser will pay Sub-Adviser fees based on the average daily net assets of each Fund.

B. Fee Rate.

Small Cap Value Fund

(i)	Fifty-five basis points (0.55%) of the first $50,000,000 of average daily net assets of the Fund;

(ii)	Fifty basis points (0.50%) of the next $50,000,000 of average daily net assets of the Fund;

(iii)	Forty-eight basis points (0.48%) of average daily net assets of the Fund in excess of $100,000,000.

SMID Cap Growth Fund

(i)	Forty basis points (0.40%) of the first $50,000,000 of average daily net assets of the Fund;

(ii)	Thirty-eight basis points (0.38%) of the next $50,000,000 of average daily net assets of the Fund;

(iii)	Thirty-six basis points (0.36%) of average daily net assets of the Fund in excess of $100,000,000.

C. Method of Computation. After the last business day of each calendar month, Sub-Adviser shall send a monthly fee invoice to the Adviser. The fee shall be calculated monthly in arrears for each calendar month based upon the average daily net assets for the month provided by the Custodian. The monthly fee will be computed by multiplying the fraction of actual number of calendar days in the month over the number of calendar days in the year by the annual rate applicable to the Fund as set forth above, and multiplying this product by the average daily net assets of the Fund for the month. A Fund’s net assets, for purposes of the calculations described above, will be determined in accordance with Penn Series’ Prospectus and Statement of Additional Information as of the close of business on the most recent previous business day on which Penn Series was open for business. The fee shall be payable by electronic method in U.S. Dollars promptly upon receiving the invoice.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

This Amendment may be executed in two or more counterparts which together shall constitute one instrument. The execution and delivery of this Amendment may occur by facsimile or by email in portable document format (PDF) or by other means of electronic signature and electronic transmission, including DocuSign or other similar method, and originals or copies of signatures executed and delivered by such methods shall have the full force and effect of the original signatures.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

PENN MUTUAL ASSET MANAGEMENT, LLC		GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Keith G. Huckerby	By:	/s/ Marci Green
Name:	Keith G. Huckerby	Name:	Marci Green
Title:	Senior Managing Director & Chief Operating Officer	Title:	Managing Director

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